Exhibit 10.2

Vehicle Finance Lease Agreement

THIS VEHICLE FINANCE LEASE AGREEMENT (the "Agreement") effective as of the 3rd of February, 2006.

BETWEEN

LEXINGTON ENERGY SERVICES INC.
Suite 1209, 207 West Hastings Street
Vancouver British Columbia Canada V6B 1H7

("Lexington")

AND

SOUTHERN WELL TESTING (2005) LTD.
Box 1000
Brooks Alberta Canada T1R 1B8

(“Customer”)

WHEREAS:

A.	Lexington is engaged in the business of leasing mobile testing and other equipment for oil and gas wells; and

B.	Lexington and Customer have agreed to enter into this agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1. EQUIPMENT LEASED

1.1 Lexington agrees to lease to Customer and Customer agrees to lease from Lexington the equipment listed on Schedule A attached hereto, now or from time to time hereafter executed by the parties and made part of this Agreement (hereinafter “Vehicle” or “Vehicles”). Customer’s execution of Schedule A shall constitute authorization for Lexington to acquire the Vehicles listed therein.

2. TERM

2.1 This Agreement shall become effective with respect to each Vehicle upon the execution of the Schedule A listing said Vehicle. Charges and the term for each Vehicle shall commence on the date the Vehicle is tendered by Lexington and shall continue for the term specified on Schedule A or until earlier termination as permitted by this Agreement.

3. ACCEPTANCE OF DELIVERY

3.1 Acceptance of delivery of a Vehicle is deemed an acknowledgment by Customer that the Vehicle complies with Customer’s specifications. Unless Customer gives written notice within 24 hours after delivery of a Vehicle, such Vehicle will be deemed to be in proper repair, mechanical condition and running order.

4. CUSTOMER

Customer acknowledges and agrees to the following:

4.1 Use and Operation of Vehicles. Each Vehicle shall only be used in the normal and ordinary course of Customer’s business and not in violation of any laws or regulations (including restrictions on licensed weight and size), nor in violation of any recommendations of the manufacturer. Vehicles shall not be operated in an unsafe, reckless or abusive manner, off improved roads, in areas of insufficient width or height, on a flat or improperly inflated tire, improperly loaded or loaded beyond the manufacturer’s recommended gross weight shown on Schedule A. Vehicles shall not be used to transport any property or material deemed hazardous by reason of being poisonous, inflammable, explosive or fissionable, without Lexington’s written consent. Customer will be responsible for all expenses of towing and removal of any mired Vehicle when not in Lexington’s possession or on Lexington’s premises. No vehicle will be taken to Mexico without the prior written consent of Lexington.

4.2 Drivers. Each Vehicle will be operated only by a properly licensed driver, at least 21 years of age, who is the employee of an approved driver leasing company or an employee or agent of Customer subject to the Customer’s exclusive direction and control. All drivers must possess the qualifications and fulfill the requirements set forth in applicable governmental ordinances. In the event that a Vehicle is disabled or is to be left unattended, Customer will cause its driver to lock and secure the Vehicle, and place proper warning devices in and around the Vehicle as required by law. Customer’s drivers shall at all times comply with governmental regulations, the provisions of this Agreement, Lexington’s standards of operation (including the daily checking of the Vehicle’s oil, water, tire pressure and other important functions), and any further rules and procedures made by Lexington, and shall prepare and sign all records required by Lexington. Such rules, procedures and record requirements shall be consistent with reasonably accepted industry standards. Customer represents that Vehicles will not be operated by a driver in possession or under the influence of alcohol or any drug that may impair the driver’s ability, and agrees to reimburse Lexington in full for loss or damage to Vehicles, property or persons including related expenses, if Vehicles are operated in violation of this provision. Upon receipt of a written complaint from Lexington specifying any reckless, careless or abuse driving by any driver and request for his removal as a driver of the Vehicles, Customer will immediately remove such individual as a driver of the Vehicles. In the event that Customer shall fail to do so, or shall be prevented from doing so by any agreement with anyone on driver’s behalf, at Lexington’s option, Customer shall be considered in default of this Agreement pursuant to Section 9.4 of this Agreement. Operation of any Vehicle by Customer, Customer’s employees, agents or any other authorized person, in violation of the use and driver restrictions or any other provision of this Agreement is expressly prohibited and will allow Lexington to repossess the Vehicle without notice and without reduction in rental.

4.3 Other Customer Responsibilities. Customer shall be responsible for and pay the cost of all necessary repairs, maintenance and replacements, and Lexington shall not be obligated to, nor called upon by Customer to furnish, make or pay for any repairs to or upon the Vehicles and Customer shall have no authority to and shall not incur any expenses therefore for Lexington’s account. Customer further agrees to pay all costs, expenses, fees and charges incurred in the use and operation of the Vehicles, including but not limited to fuel, oil, grease, repairs, maintenance, replacements, tires, storage, parking tolls, fines, registration and license fees and tags, personal property and all other taxes whatsoever on or related to the Vehicles (unless otherwise so indicated on Schedule A or elsewhere in this Agreement). Customer shall reimburse Lexington on demand as additional rental the amount or amounts of any such costs, expenses, fees, charges and taxes paid by Lexington. It is the intent of this Agreement that the Lexington shall receive the rental provided under this Agreement as a net return on the Vehicles. All replacements or substitutions of parts of or in any of the Vehicles shall constitute accession thereto and shall become part of the Vehicles owned by the Lexington or its assignee.

4.4 Condition on Return. Customer shall promptly return all Vehicles along with original and added equipment and accessories to Lexington at Lexington’s facility upon the expiration or cancellation of this Agreement. All returned Vehicles shall be in the same mechanical condition and state of repair as they were when delivered to Customer, ordinary wear excepted, and shall have clean interior and shall be without cracked or broken glass, sheet metal or body damage, or cut or torn upholstery. Upon failure of Customer to return Vehicles in such condition, Customer shall be charged, pursuant to Section 6.4 of this Agreement, for the cost incurred by Lexington to restore the Vehicles to such condition.

4.5 Domicile and Use. Vehicles will be domiciled at the address indicated and used exclusively for the purpose indicated on Schedule A. Domicile and expected use of the Vehicles are inherent factors in the determination of the charges set forth in this Agreement and any change of domicile or use of Vehicles without Lexington’s prior written consent shall be considered a breach of this Agreement.

4.6 Emission Controls and Other Equipment. In the event governmental laws and regulation require emission controls or other equipment, the cost of said equipment and installation shall be at the expense of Customer, and the maintenance or service of any such item or piece of equipment shall be the responsibility of the Customer. It is understood and agreed that Lexington assumes no responsibility for determining what equipment is required under applicable law.

4.7 Trailer or Other Equipment. When a Vehicle is operated by Customer with a trailer or other equipment not included on Schedule A or not maintained by Lexington under a separate agreement, Customer represents and warrants that such trailer and equipment will be in good operating condition, and that Customer will indemnify and hold Lexington harmless from any claim, loss, damage or injury caused by, or to, such trailer or equipment.

4.8 Alteration of Vehicles. Customer agrees to pay for any structural alterations, special equipment or material alteration in painting, lettering or art work required by Customer. Customer may not alter a Vehicle without

Lexington’s prior written consent.

4.9 Special Licenses, Fees or Taxes. Customer shall pay for any special licenses, fees or taxes required by Customer’s business or arising from the operation or use of any Vehicle including, but not limited to, mileage taxes, ton mileage taxes and highway or bridge tolls.

4.10 Accident or Loss. Upon the occurrence of any accident or collision involving any Vehicle or the theft or loss of any Vehicle, Customer shall:

(a)	immediately notify Lexington by telephone;

(b)	cause the driver to make a detailed written report in person at the office of Lexington as soon as possible; and

(c)	render all other assistance to Lexington and to the insurer that is requested by either or them in investigating or defending all related claims or suits.

4.11 Customer’s Acknowledgments. Customer acknowledges and agrees that:

(a)

Customer has not and does not, by this Agreement, acquire any proprietary rights or interests in the Vehicles and Customer may not create or suffer to exist any security interest or lien upon any Vehicle. Customer shall give Lexington immediate notice of such attachment or claim.

(b)

Lexington may, in its sole discretion, lease any Vehicle for re-lease to the Customer or finance the acquisition of any Vehicle. If any Vehicle is leased by Lexington, the title holder of the Vehicle (“Owner”) shall have implied warranties with respect to any Vehicle leased pursuant to this Agreement as Lexington.

(c)

Lexington makes no express warranties, except those stated in this Agreement, and hereby disclaims all implied warranties with respect to any Vehicle leased pursuant to this Agreement or parts incorporated or to be incorporated including, but not limited to, the warranty of merchantability and the warranty of fitness for a particular purpose.

(d)

Under no circumstance shall Lexington or Owner be liable for any consequential, special or other damages that any person may suffer or incur as a result of an interruption or cessation in the use of any Vehicle arising from any maintenance or service provided by Lexington or Owner.

5. FUEL

5.1 Provider. The party designated on Schedule A will provide fuel for the Vehicles. If Lexington is so designated, the charge for fuel will very over time and be billed to Customer in addition to other charges provided for on Schedule A. If Customer is designated on Schedule A to supply fuel, Customer shall indemnify and hold Lexington harmless against any claims or loss resulting from Customer’s failure to pay any fuel taxes.

5.2 Permits and Returns. The party designated on Schedule A will apply for fuels tax permits and file tax returns and pay the taxes imposed on the purchase and consumption of fuel. If Lexington is designated, Customer will:

(a)

provide Lexington weekly with all documentation necessary to prepare the fuel tax returns and reimburse Lexington the amount of any additional charge, assessment, tax, penalty or credit disallowed as a result of the untimely or improper furnishing of such documents; and

(b)	reimburse Lexington for all such fuel taxes paid on Customer’s behalf.

6. CHARGES

6.1 Payment. Customer agrees to pay Lexington for all fixed charges (as shown on Schedule A) in advance upon receipt of Lexington’s invoice and to pay all other charges and reimbursements, and the cost of those repairs noted in Section 6.3 within ten days of the date of Lexington’s invoice, without deduction or set off. Late charges of 18% per annum (or the highest rate permitted under the applicable laws) compounded daily shall be assessed on all outstanding payments until received. Subsequent payment shall be applied first to previously incurred late charges. Customer shall pay all Lexington’s costs and expenses, including reasonable attorney’s fees, incurred in collecting amounts due from Customer or enforcing any rights of Lexington hereunder.

6.2 Mileage. Mileage shall be determined from hubodomoter or odometer readings. Customer shall immediately report to Lexington any failure or a hubodometer or odometer. The mileage for any period in which a failure existed may be determined at Lexington’s option from:

(a)	customer’s trip records;

(b)	the amount of fuel consumed and the miles per gallon averaged for the previous 30 days; or

(c)	any other reasonable method of estimating such mileage.

6.3 Cost of Certain Repairs. Customer agrees to pay (at Lexington’s standard rates) the cost of any repairs necessitated by:

(a)	accident;

(b)	operation of a Vehicle in violation of this Agreement;

(c)	unauthorized alteration or repair of a Vehicle;

(d)	tire, glass or body damage;

(e)	the use of a trailer or other equipment not included on Schedule A or not maintained by Lexington under a separate agreement; or

(f)	violation of any other provision of this Agreement.

6.4 Additional Charges. Customer agrees to pay for:

(a)	any sales, use, gross receipts, value added or similar tax not or hereafter imposed upon the use of the Vehicles or on the rental or other charges accruing hereunder;

(b)	any increase in license or registration fees, use taxes, vehicle inspection fees, fuel tax permits and personal property tax;

(c)	any new or additional tax or governmental fees adopted after the date of execution of the applicable Schedule A;

(d)	any increase in insurance fees or premiums instituted after the execution of the applicable Schedule A;

(e)	any cost incurred by Lexington to restore returned Vehicles to the condition indicated in Paragraph 4.3; and

(f)	any cost (including installation of maintenance) of any equipment indicated in Paragraph 4.6.

Charges for subsections (e) and (f) of this Section will be calculated at Lexington’s standard rates.

7. INSURANCE

7.1 Liability Insurance and Responsibility for Loss. The party designated on Schedule A shall provide and maintain at all times during the term of this Agreement, at its expense, auto liability insurance covering the Vehicles, with limits not less than those specified on Schedule A. Said coverage (“Liability Insurance”) shall include as insureds, Customer, Lexington, Owner and such other parties as determined by Lexington. Customer is responsible for all losses, claims, demands and liabilities that are not covered by such insurance or are in excess of the limits specified on Schedule A and that relate to the ownership, maintenance, condition, use or operation of Vehicles:

(a)

provided by Customer – if Customer is designated to provide Liability Insurance, said insurance shall provide primary coverage with an insurance carrier satisfactory to Lexington, and shall provide a waiver of subrogation by the insurance carrier in favour of Lexington and Owner;

(b)

provided by Lexington – if Lexington is designated to provide Liability Insurance, Lexington may terminate such coverage after giving Customer 30 days’ prior written notice. In that event, Customer shall be obligated to acquire and maintain Liability Insurance that complies with the provisions of Section 7 and is effective on the date of termination of Lexington’s insurance. Charges to Customer will then be reduced by the amount of any resulting decrease in Lexington’s Liability Insurance premium.

7.2 Physical Damage Insurance and Responsibility for Loss. The party designated on Schedule A will provide and maintain at its own expense, physical damage coverage for collision, fire, theft and causes customarily covered by comprehensive physical damage or combined additional coverage insurance, for the full value of the Vehicle, which in no case will be less than the Schedule A Depreciated Value of a Vehicle as described in Section 9.6, with a deductible amount not to exceed the amount specified on Schedule A (“Physical Damage Insurance”).

Notwithstanding which party is designated to maintain Physical Damage Insurance, Customer will be responsible for all physical damage to, or loss of, the Vehicles, from any cause whatsoever, not covered by said insurance, including but not limited to:

(a)	the deductible amount;

(b)	any willful damage to the Vehicle by Customer, its employees, agents or permitted assigns;

(c)	any damage to the Vehicle arising out of or in connection with any labour dispute;

(d)	conversion of any Vehicle by an agent or employee of Customer, which shall not be considered theft within the terms of this provision; and

(e)	any loss of tools, tarpaulins, accessories, spare tire and other such appurtenances:

(i)

provided by Customer – if Customer is designated on Schedule A to provide Physical Damage Insurance, said insurance shall be with a carrier satisfactory to Lexington and shall name Lexington, Owner or any other party designated in writing by Lexington, as the loss payee;

(ii)

provided by Lexington – if Lexington is designated on Schedule A to provide Physical Damage insurance, Lexington may terminate such coverage after giving Customer 30 days’ prior written notice. In such event, Customer shall be obligated acquire and maintain Physical Damage Insurance that complies with the provisions of Section 7 and is effective on the date of termination of Lexington’s Physical Damage Insurance. Charges to Customer will then be reduced by the amount of any resulting decrease in Lexington’s Physical Damage Insurance premium.

7.3 Certificates. If Customer is designated on Schedule A to provide Liability Insurance or Physical Damage Insurance, Customer shall, prior to the delivery by Lexington to Customer of each Vehicle, provide Lexington with a certificate of insurance and endorsement in a form approved by Lexington for each Vehicle, certifying that:

(a)	the insurance coverage cannot be cancelled, terminated or materially changed without 30 days’ prior written notice to Lexington;

(b)	all losses under physical damage policies shall be payable solely to Lexington, Owner or such other party designated in writing by Lexington; and

(c)	no act or omission of Customer or any of its officers, agents, employees or representatives shall alter the obligation of the insurer to pay the full amount of any loss.

7.4 Customer’s Failure to Provide Insurance. In the event that Customer fails to provide and maintain any of the required insurance coverage or fails to furnish Lexington with required evidence of such insurance, Lexington is authorized, but not required, to obtain such insurance on behalf of Customer and Customer agrees to pay Lexington for the cost of the insurance so obtained or, alternatively, Lexington may terminate this Agreement in accordance with the provisions of Section 9.3.

7.5 Cargo. Neither Lexington nor Owner will be liable for loss of or damage to, any goods, cargo, tools, tarpaulins, accessories, spare tires or other equipment or property (“Property”) left in or upon any Vehicle at any time or place, including a garage or location operated by Lexington (whether or not said loss or damaged was caused by or related to the negligence of Lexington or Owner, or their agents, servants or employees). Customer shall, at its sole expense, include Lexington and Owner as named insureds in any cargo or transportation or floater insurance policies covering Customer with respect to any loss or damage to Property and Customer shall cause any such insurer to waive any right of subrogation against Lexington and Owner.

7.6 Cooperation. Customer and its agents and employees will cooperate with Lexington and any insurer in the reporting, investigation, prosecution or defense of any accident, claim or suit related to the Vehicles and will promptly deliver to Lexington copies of all papers or notices served upon or delivered to Customer, its agents or employees and will otherwise comply with the notification requirements of any insurance carrier. Without limiting the foregoing, Customer will notify Lexington immediately upon the occurrence of any accident, collision, loss, theft or damage involving a Vehicle and will cause the driver involved to complete the accident report form supplied by Lexington and to otherwise cooperate within the meaning of this Section 7.6. Customer hereby irrevocably authorizes Lexington to make, settle and adjust claims with any insurance carrier for physical damage to the Vehicle and to endorse the name of Customer on any cheque or other item of payment of insurance proceeds, Lexington shall have the right, at its option, to retain the salvage of any Vehicle, and the amount owed to Lexington for any such Vehicle shall be reduced accordingly.

7.7 Mexico. Unless otherwise agreed to in writing, no insurance provided by Lexington will cover any Vehicle while said Vehicle is operated in Mexico.

8. INDEMNIFICATION

8.1 Customer agrees to defend, release, indemnify and hold Lexington, Owner and their insurers harmless from and against any loss or liability arising from:

(a)

any claim or cause of action for death or injury to persons (including Customer and its employees, drivers and other agents) and damage to or loss or property, arising out of or caused by the ownership, maintenance, use or operation of any Vehicle covered by this Agreement during its term or thereafter;

(b)	any liability for losses sustained by Customer or this persons by reason of delay in delivery or failure to deliver products owned or transported by Customer;

(c)	any claims, causes of action, suits or damages arising out of failure of Customer to file applicable certificates of liability insurance;

(d)	any breach of this Agreement or false or inaccurate information supplied by Customer; and

(e)

all costs of defense and expenses of every kind, including reasonable attorney’s fees, incurred in connection with any suits or claims for which Customer grants and indemnity in this Section 8.1 or in any other provision of this Agreement.

9. TERMINATION AND REPOSESSION

9.1 Annual Early Termination Option. Either party may terminate the lease of any Vehicle prior to expiration of its term on any anniversary of the Vehicle’s delivery date by giving to the other party at least 60 days’ prior written notice. If Lexington elects early termination and provided Customer is not in violation of any of the terms and conditions of this Agreement, Customer shall have the right, but not the obligation, to purchase (on the termination date) in accordance with Section 9.6 any vehicle with respect to which termination notice has been given. If Customer elects early termination, Lexington may, at its option, require that Customer purchase in accordance with Section 9.6, any or all Vehicles with respect to which termination notice has been given on the termination date(s).

9.2 Lost or Stolen Vehicles. If a Vehicle is lost or stolen and remains so for 30 days after Customer has so notified Lexington, or if a Vehicle is damages to the extent that it is economically impractical for Customer to repair said Vehicle, this Agreement shall terminate as to such Vehicle on, but not before the date that Lexington receives payment for the Vehicle. Customer is responsible for the cost of towing and removal and storage fees until termination.

9.3 Elective Termination. If Customer fails to cure a Default within seven days after written notice has been mailed to Customer, Lexington may elect within 30 days to terminate this Lease with respect to any or all Vehicles.

Upon such termination, Lexington may at its option demand that Customer purchase within ten days all or any of said Vehicles in accordance with Section 9.6 without prejudice to other remedies Lexington may have under this Agreement or at law.

9.4 Default. In the event Customer becomes insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, is adjudicated a bankrupt, permits a receiver to be appointed for its business, permits or suffers a material disposition of its assets, or breaches any term, promise or condition of this Agreement, Customer shall be deemed in Default. Customer shall all Lexington’s costs and expenses, including reasonable attorney’s fees, incurred in collecting amounts due from Customer or enforcing any rights of Lexington hereunder, including taking possession of the Vehicles.

9.5 Repossession.

(a)

If Customer is in Default of any of the provisions of this Agreement, Lexington may immediately, without notice or demand, take possession of the Vehicles, together with all equipment and accessories. Lexington may enter upon any premises where said Vehicles may be and remove, retain or refuse to redeliver the Vehicles to Customer until such Default is cured, without any of such actions being deemed an act of termination and without prejudice to the other remedies Lexington may have, and Customer shall continue to be liable for all charges accruing during the period the Vehicles are retained by Lexington.

(b)

In the event Lexington takes possession of or retains any Vehicle and there shall, at the time of such taking or retention be in, upon or attached to such Vehicle any other property, goods or things of value belonging to Customer or that had been in the custody or control of Customer, Lexington, in addition to its other remedies, is authorized to take possession of such items and either hold or place the same in public storage at Customer’s expense.

9.6 Purchase of Vehicles. In the event Customer, pursuant to this Section 9 shall be required, or shall have the option to, purchase any of the Vehicles, Customer shall purchase said Vehicles at or within the time aforesaid for an amount, payable in cash, equal to the Original Value of each Vehicle. As shown on the applicable Schedule A, less the sum of the applicable Depreciation Credits earned during the term of this Agreement (the “Depreciated Value”), plus any sale, excise or use tax arising from the purchase. Additionally, at the time of purchase, Customer must pay Lexington any unpaid charges accrued pursuant to this Agreement, and any unexpired licenses, taxes and other expenses previously paid by Lexington for the Vehicles, including personal property taxes and use taxes. Customer shall have no right to purchase any Vehicle as to which the term on the applicable Schedule A has expired.

9.7 Holdover. In the event of any holding over after the expiration or premature termination of the lease term as to any Vehicle, the holding over shall be deemed a week-to-week rental subject to all the terms and conditions of this Agreement. If the holdover is the result of an expiration of the lease term and the Customer is not in default, the lease charges may be increased by the Lexington to reflect the age and condition of the Vehicle. If this Agreement has been prematurely terminated pursuant to Sections 9.1 or 9.3, the lease charges shall be increased to reflect Lexington’s normal daily rental rates.

10. CONDITION PRECEDENT

10.1 It is a condition precedent to this Agreement becoming effective that the Vehicle as described in Schedule A is completed and insured licensed and available for lease by Lexington to the Customer. Should the Vehicle not be completed and available for lease by July 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the Vehicle is made available for lease to the Customer. This condition precedent is for the sole benefit of Lexington.

11. FORCE MAJEUR

11.1 Lexington shall incur no liability to Customer for failure to supply any Vehicle, or provide fuel for Vehicles, if prevented by any emergency, war, riot, fire, labour dispute, governmental law, rule or regulation, shortage (local or national), fuel allocation program or any other cause beyond Lexington’s control, whether existing now or hereafter. Notwithstanding Lexington’s inability to perform under these conditions, Customer’s obligations hereunder shall continue.

12. ASSIGNMENT OF AGREEMENT

12.1 Customer shall not have the right to sublease any of the Vehicles leased hereunder, not to assign this Agreement without Lexington’s prior written consent, and any attempt to do so will be void. Lexington may assign this Agreement, it rights hereunder and all or any part of the charges or credits due or to become due hereunder at any time, without Customer’s approval. Upon notice of such assignment, Customer shall make all payments to the assignee without offset, counterclaim or defense of any kind. Customer’s rights under this Agreement shall be at all times subject, junior and subordinate to such assignment.

13. NOTICES

13.1 All notices provided for in this Agreement shall be in writing and mailed to Lexington and Customer at their respective addresses as set forth in this Agreement, or such other address designated in writing by either party.

14. FINANCIAL DISCLOSURE

14.1 Customer agrees to promptly notify Lexington in writing prior to any substantial change in ownership of Customer of any material disposition of the assets of Customer’s business, Customer agrees to promptly provide Lexington with current financial statements and other financial information as Lexington requests.

15. LANGUAGE

15.1 This Agreement and any documents relating thereto have been prepared in the English language at the consent of the parties. Les parties consentent a ce que ce contrat soit redige en anglais seulement.

16. GENERAL

16.1 The use of headings and the division of this Agreement into articles, sections, schedules and other subdivisions are for convenience of reference only and shall not affect the interpretation of this Agreement.

16.2 References in this Agreement to an article, section or other subdivision are to the corresponding article, section, schedule or other subdivision of this Agreement, unless otherwise indicated.

16.3 In this Agreement, the singular includes the plural, the plural includes the singular and any gender includes the other gender.

16.4 This Agreement, together with all schedules attached hereto, contains the entire agreement and understanding between the parties. Its terms shall not be construed as altered by any verbal agreement or informal writing, nor by failure to insist upon performance or failure to exercise any right or privilege. Alteration or addition shall be accompanied only by written endorsement hereon or amendment hereto, or additional Schedules made a part hereof, duly executed by both parties.

16.5 The parties agree that time is of the essence in each and every provision of this Agreement.

17. CURRENCY

17.1 Unless otherwise expressly indicated in this Agreement, all dollar amounts referred to in this Agreement refer to Canadian dollars.

18. CUSTOMER’S WAIVER

18.1 Except as may be prohibited by law, and to the extent the same extends to and relates to this Agreement as amended, modified or supplemented or any security collateral thereto, Customer hereby waives the benefit of all provisions of any applicable statutes and regulations which would in any manner affect, restrict or limit the rights of Lexington hereunder as the same may be amended, supplemented, re-enacted, substituted or replaced from time to time. Customer also waives the right of any statutory exemption from execution or seizure and the right to demand security for costs in the event of litigation.

19. FURTHER ASSURANCES, REGISTRATION

19.1 Customer shall at its own expense do, execute, acknowledge or deliver all such further things, agreements, documents and conveyances as may from time to time be requested by Lexington to give effect to or better protect the rights of Lexington hereunder, including but not limited to completion of such public registrations of or with respect to this Agreement and Lexington’s rights hereunder as Lexington may require.

20. JOINT AND SEVERAL LIABILITY

20.1 If more than one party executes this Agreement as Customer, the liability and obligations of such parties shall be joint and several.

21. RECEIPT OF COPY

21.1 Customer acknowledges receipt of a copy of this Agreement, including all schedules attached hereto.

22. CORPORATE EXECUTION

22.1 Where Customer is a corporation, the signatories represent that they have the express authority to bind the corporation to this Agreement.

23. SEVERABILITY

23.1 In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

24. GOVERNING LAW AND JURISDICTION

24.1 This Agreement shall be construed in accordance with the laws of the Province of British Columbia. All parties agree to attorn to the jurisdiction of the British Columbia respecting this Agreement.

25. COUNTERSIGNATURES

25.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, on the day, month and year first written.

LEXINGTON ENERGY SERVICES INC.
by its authorized signatory

/s/ Larry Kristof
Larry Kristof, President

SOUTHERN WELL TESTING (2005) LTD.
by its authorized signatory

/s/ Brent Nimeck
Brent Nimeck, President

Schedule A
to Vehicle Finance Lease Agreement

No.	001

Between	Lexington Energy Services Inc.	(“Lexington”)

And	Southern Well Testing (2005) Ltd.	(“Customer”)

Dated	February 3, 2006

1	Vehicle No.	Lexington Unit 3000

2	Date of Delivery	July 1 2006

3	Term of Months	48 months
Vehicle Description
4		Year & Make	2006 Production testing package

5		Model & Type	19m3 300psi portable

6		Serial Number

7	Mfr’s Rec Max CCW or GWV

8	Licensed Weight	43,500 kg

9	Original Value	$380,000 + GST $26,600 = $406,600

10	Depreciation Week / Month Amount

11	CPI All Items (Customer’s Index) Base

12	Fixed Rental Charge per Week/Month in Advance	$7,000 + GST $490 = $7,490

13	Mileage Rate per KM	Unlimited

14	Responsible for Fuel	Customer